EXHIBIT 21.1

SIGNIFICANT SUBSIDIARIES OF DOMINO’S PIZZA, INC.

Domino’s, Inc.	Delaware
Domino’s Pizza LLC	Michigan
Domino’s National Advertising Fund Inc.	Michigan
Progressive Food Solutions LLC	Michigan
Domino’s Pizza International LLC	Delaware
Domino’s Overseas GP LLC	Delaware
Domino’s Overseas LP Inc.	Delaware
Domino’s Canadian Holding Company Inc.	Delaware
Domino’s Pizza NS Co.	Nova Scotia
Domino’s SPV Guarantor LLC	Delaware
Domino’s Pizza Master Issuer LLC	Delaware
Domino’s Pizza Distribution LLC	Delaware
Domino’s Pizza EQ LLC	Delaware
Domino’s SPV Canadian Holding Company Inc.	Delaware
Domino’s Pizza Canadian Distribution ULC	Nova Scotia
Domino’s Pizza Franchising LLC	Delaware
Domino’s Pizza RE LLC	Delaware
Domino’s Pizza International Franchising Inc.	Delaware
Domino’s Pizza International Franchising of Michigan LLC	Michigan
Domino’s IP Holder LLC	Delaware